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                                                                     Exhibit 99



BSB Bancorp, Inc.
58-68 Exchange Street
Binghamton, NY  13902
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                                               For Further Information Contact:

                                                               Thomas L. Thorn
                                  Acting President and Chief Executive Officer
                                                                (607) 779-2584
                                                               www.bsbbank.com

                         BSB Bancorp's DePersis Retires

February 14, 2000: BSB Bancorp, Inc. (Nasdaq:BSBN) today announced the retirement of its president and chief executive officer, Alex S. DePersis, and other changes in its senior management and Board of Directors. All of the changes are effective immediately and also apply to the management and Board of BSB Bancorp's subsidiary, BSB Bank & Trust Co.

Mr. DePersis, who also retired from the Board of Directors, stated, "For 15 years it has been a wonderful experience at BSB. We have transformed a former traditional mutual thrift institution into the leading dynamic bank of the southern tier of New York. We have also positioned BSB for substantial growth in central New York. I am proud to have been part of that process and to leave such a strong foundation upon my retirement from BSB."

William C. Craine, a director of BSB Bancorp since 1976, was elected Chairman of the Board. Mr. Craine has been a member of a number of board committees of the company and has served as Chairman of the Executive Committee since 1997. He is Chairman of Granite Capital Holdings Inc, the parent company of Mang Group, Mirabito Fuel and Riddell Brothers, Inc. Craine is also a member of the board of directors of Preferred Mutual Insurance Company.

"Alex has served BSB Bank & Trust in many capacities during the past 15 years," Mr. Craine noted. "During his tenure as chief executive officer, he provided vision that was instrumental in the success of a number of initiatives. Foremost among them, the company has significantly expanded its commercial banking activities and its market area. His leadership in the acquisition and successful assimilation of Skaneateles Bancorp, Inc. in 1999 has positioned BSB for important growth opportunities in central New York State. We thank him for his many contributions and wish him well."
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Thomas L. Thorn was appointed as an Acting President and Chief Executive
Officer. Mr. Thorn will serve in this temporary capacity until a search committee appointed by the Board of Directors finds a permanent replacement for the position. Mr. Thorn has been a director of BSB Bancorp since 1995 and is currently a member of the Executive Committee and Chairman of the Audit Committee. Mr. Thorn is co-founder and former Executive Vice President of Diamond Page International Corp., a leasing company.

Mr. Craine also stated, "We are very fortunate to have a superior senior management team which will continue to provide leadership through this transition. In addition, Mr. Thorn brings to BSB his business and financial background as we determine who to appoint as the new president and chief executive officer."

Craine indicated that the Board of Directors would begin its search immediately and that the Board was committed to completing its work as quickly as possible.

Mr. Thorn said "We have a strong executive management team in place at BSB, with a track record of high achievement. They are committed to the continuing implementation of the sound strategic programs already in place. I am confident that our entire organization will continue to perform at a high level during this process. We have talented and dedicated employees throughout our company. I, and the rest of the Board, look forward to working with them to achieve the goals we have established for BSB in 2000. I am confident that our performance will justify the continued support of our customers and shareholders."

BSB Bancorp, Inc., with $2.2 billion in assets as of January 2000, is the holding company of BSB Bank & Trust Co. BSB Bank & Trust offers full service business and retail banking services throughout southern and central New York State. BSB Bancorp, Inc. and BSB Bank & Trust Co. are headquartered in Binghamton, New York and conduct business in Broome, Tioga, Chenango, Chemung, Onondaga and Oswego Counties, and adjacent areas in New York State.